Exhibit 3.3

Registre de Commerce et des Sociétés

Numéro RCS : B131149

Référence de dépôt : L210018074

Déposé et enregistré le 29/01/2021

Genpact Luxembourg S. à r.l.

Société à responsabilité limitée

12F, Rue Guillaume Kroll, L-1882 Luxembourg

Grand-Duché de Luxembourg

R.C.S. Luxembourg: B131149

CONSTITUTION:

La société a été constituée suivant un acte reçu par Maître Martine Schaeffer, notaire de résidence à Luxembourg en date du 30 août 2017, publié au Mémorial C – Recueil des Sociétés et Associations, numéro 2187, le 3 octobre 2017.

dernières MODIFICATIONS :

Date	Notaire	Publication RESA

18.12.2017	Henri BECK	RESA_2018_051.542	06.03.2018

31.12.2020	Henri BECK	RESA_2021_020.7	27.01.2021

STATUTS COORDONNES

Chapter I.- Name - Duration - Object - Registered office

Article 1. Name – Definitions

There exists a private limited liability company (société à responsabilité limitée) by the name of “Genpact Luxembourg S.à r.l.” (the “Company”) which will be governed by the laws of the Grand Duchy of Luxembourg and particularly by the law of 10 August 1915 on commercial companies, as amended (the “Law”) as well as by the present articles of association (the “Articles”).

The following words and expressions, whenever used in these Articles, shall have the following meanings:

“Available Amount” means the total amount of net profits of the Company (including carried forward profits) to the extent the shareholders would have been entitled to dividend distributions according to the Articles, increased by (i) any freely distributable reserves (including for the avoidance of doubt the share premium reserve) and (ii) as the case may be by the amount of the share capital reduction and Legal Reserve reduction relating to the class of shares to be redeemed and cancelled but reduced by (i) any losses (included carried forward losses), and (ii) any sums to be placed into reserve(s) pursuant to the requirements of the Companies Act or of the Articles, each time as set out in the relevant Interim Accounts, so that:

AA = (NP+P+CR) – (L+LR)

Whereby:

AA = Available Amount

Genpact Luxembourg S. à r.l. p. 1

NP= net profits (including carried forward profits)

P= any freely distributable reserves (including the share premium reserve)

CR = the amount of the share capital reduction and Legal Reserve reduction relating to the class of shares to be cancelled

L= losses (including carried forward losses)

LR = any sums to be placed into reserve(s) pursuant to the requirements of the Law or of the Articles;

“Cancellation Value Per Share” shall be calculated by dividing the Total Cancellation Amount to be applied to the class of shares to be repurchased and cancelled by the number of shares in issue in such class of shares;

“Interim Accounts” means the interim accounts of the Company under Luxembourg GAAP as at the relevant Interim Account Date;

“Interim Account Date” means the date no earlier than ninety (90) days before the date of the repurchase and cancellation of a class of shares;

“Legal Reserve” has the meaning given to it in article 20; and

“Total Cancellation Amount” means the amount determined by the Board of Managers approved by the general meeting on the basis of the relevant Interim Accounts. The Total Cancellation Amount shall be lower or equal to the entire Available Amount at the time of the cancellation of the relevant class of shares unless otherwise resolved by the general meeting in the manner provided for an amendment of the Articles.

Art. 2. Corporate object.

2.1. The Company may carry out all transactions pertaining directly or indirectly to the acquisition of participations in any company, partnership or other entity in any form whatsoever, and the administration, management, control and development of those participations, as well as the entry into joint ventures of a corporate or contractual form.

2.2. The Company may establish, manage, develop and dispose of its assets as they may be composed from time to time and namely but not limited to its portfolio of securities, participations and intellectual property rights (including but not limited to patents and trademarks) of whatever origin, participate in the creation, development and control of any enterprise, acquire securities, participations and intellectual property rights (including but not limited to patents and trademarks) by way of investment, subscription, underwriting or option, further such securities, participations and intellectual property rights, and realize them by way of sale, transfer, exchange or otherwise.

2.3. The Company may hold a portfolio of receivables which it may fund by obtaining finance from intra-group or third-party sources. It may grant any assistance including financial assistance, loans, advances, security interests over some or all its assets (including by way of pledge) or guarantees to or for the benefit of (i) companies in which the Company has a direct or indirect participation, including but not limited to subsidiaries and/or affiliates of the group to which the Company belongs and (ii) any other enterprise with which the Company has any business relationship or (iii) third parties.

2.4. The Company may carry out any industrial or commercial activity which directly or indirectly favours the realisation of its objects, take any measure and carry out any operation, including, without limitation, commercial, financial and real estate transactions which it may deem necessary or useful for the accomplishment and development of its objects.

Genpact Luxembourg S. à r.l. p. 2

2.5. The Company may borrow from subsidiaries and/or affiliates of the Company and/or any other person or entity in any form: It may enter into any type of loan agreement and it may issue, by way of private placement and/or by way of public offer or otherwise, notes, bonds (in registered form or in bearer form), debentures or any kind of debt securities (whether or not convertible or exchangeable or in any other form) under one or more issuance programmes.

Art. 3. Duration. The Company is formed for an unlimited period of time.

Art. 4. Registered office.

4.1 The Company has its registered office in Luxembourg City.

4.2 It may be transferred to any other place within the Grand Duchy of Luxembourg by means of a resolution of an extraordinary general meeting of its shareholders. It may be transferred within the boundaries of the municipality by a resolution of the board of managers of the Company.

4.3 The Company may have offices and branches (whether or not permanent establishments), both in Luxembourg and abroad.

Chapter II.- Corporate capital

Article 5. Share Capital

The Company’s subscribed share capital is set at twenty-six thousand US Dollars (USD 26,000.-) dividend into:

•	five hundred (500) class A shares with a nominal value of forty US Dollars (USD 40.-) each, all subscribed and fully paid up,

•	twenty-five (25) class B shares with a nominal value of forty US Dollars (USD 40.-), subscribed and fully paid up,

•	twenty-five (25) class C shares with a nominal value of forty US Dollars (USD 40.-), subscribed and fully paid up,

•	twenty-five (25) class D shares with a nominal value of forty US Dollars (USD 40.-), subscribed and fully paid up,

•	twenty-five (25) class E shares with a nominal value of forty US Dollars (USD 40.-), subscribed and fully paid up,

•	twenty-five (25) class F shares with a nominal value of forty US Dollars (USD 40.-), subscribed and fully paid up, and

•	twenty-five (25) class G shares with a nominal value of forty US Dollars (USD 40.-), subscribed and fully paid up,

all subscribed and fully paid up.

In addition to the corporate capital, there may be set up a premium account into which any premium paid on any share in addition to its nominal value is transferred. The amount of the premium account may be used to provide for the payment of any shares which the Company may redeem from its shareholders, to offset any net realised losses, to make distributions to the shareholders or to allocate funds to the Legal Reserve.

The rights and obligations attached to the shares of the Company shall be identical except to the extent otherwise provided by these Articles or by the Law. Each share is entitled to one vote at ordinary and extraordinary general meeting.

Genpact Luxembourg S. à r.l. p. 3

Article 6. Amendments to the share capital

The share capital of the Company may be increased or reduced one or several times by a resolution of the sole shareholder or by a decision of the shareholders’ meeting adopted in compliance with the quorum and majority rules set by the Articles or, as the case may be, by the Law for any amendment of the Articles, provided that (i) any reduction in the issued share capital of the Company shall be permitted only in accordance with the repurchase and cancellation procedures of Article 10; (ii) any increase in the share capital (a) shall be made proportionately to each class of shares then outstanding and (b) must result in each shareholder holding a proportionate part of each class of shares then outstanding; (iii) any subdivision of a class of shares into new classes of shares must result in each shareholder of the former undivided class of shares holding a proportionate part of each new subdivided class of shares; and (iv) any combination or aggregation of classes of shares into a new class of shares must result in each shareholder of the former classes of shares holding a proportionate part of the new, combined class of shares.

Article 7. Profit sharing

Each share entitles to a fraction of the profits of the Company pursuant to the distribution rules set out in Article 20 hereof.

Art. 8. Indivisible shares. Towards the Company, the Company’s shares are indivisible, and only one owner is admitted per share. Joint co-owners have to appoint a sole person as their representative towards the Company.

Article 9. Transfer of shares

9.1 In case of a sole shareholder, the Company’s shares held by the sole shareholder are freely transferable.

9.2 In case of plurality of shareholders, the transfer of shares inter vivos to third parties must be authorized by the general meeting of the shareholders who represent at least three-quarters of the paid-in capital of the Company. No such authorization is required for a transfer of shares among the shareholders.

9.3 The transfer of shares mortis causa to third parties must be accepted by the shareholders who represent three-quarters of the rights belonging to the surviving shareholders.

9.4 The requirements of articles 189 and 190 of the Law will apply.

9.5 Without prejudice to the right of the Company to repurchase a whole class of its own shares followed by their immediate cancelation pursuant to Article 10, and notwithstanding any other provision herein, no shareholder shall sell or otherwise transfer its shares of any class to any person without concurrently selling or otherwise transferring to such person a proportionate interest in each other class of shares then held by the transferring shareholder. Any shareholder who subscribes to or otherwise acquires shares must acquire a proportionate amount of each class of shares issued and then outstanding.

Article 10. Redemption of shares

The share capital of the Company may be reduced through the repurchase and cancellation of a class of shares, in whole but not in part, as may be determined from time-to-time by the Board of Managers and approved by the general meeting, provided however that the Company may not at any time purchase and cancel the class A shares. In the case of any repurchase and cancellation of a whole class of shares, such repurchase and cancellation of shares shall be made in reverse alphabetical order (starting with class H shares).

Genpact Luxembourg S. à r.l. p. 4

In the event of a reduction of share capital through the repurchase and the cancellation of a whole class of shares (in the order provided for above), each such class of shares entitles the holders thereof to such portion of the Total Cancellation Amount, pro rata to their holding in such class of shares, as determined by the board of managers and approved by the general meeting with respect to the class of shares to be redeemed, and the holders of shares of the repurchased and cancelled class shall receive from the Company an amount equal to the Cancellation Value Per Share for each share of the relevant class of shares held by them and cancelled.

Chapter III.- Management

Art. 11. Managers, board of managers, powers of the managers, representation of the Company

11.1 The Company is managed by one or more managers, who do not need to be shareholders. If several managers have been appointed, they will constitute a board of managers. The members of the Board might be split into two categories, respectively denominated “Class A Managers” and “Class B Managers”. Any reference to the Board of Managers or to the managers in the Articles shall be a reference to the sole manager of the Company, if the Company only has one manager.

11.2 The managers need not to be shareholders. The managers are appointed, revoked and replaced by a decision of the general meeting of the shareholders, adopted by shareholders owning more than half of the share capital.

11.3 In dealing with third parties, the managers will have all powers to act in the name and on behalf of the Company in all circumstances and to carry out and approve all acts and operations consistent with the Company’s objects and provided the terms of this article 11 have been complied with.

11.4 All powers not expressly reserved by law or the present articles of association to the general meeting of shareholders fall within the power of the manager, or in case of plurality of managers, of the board of managers.

11.5 The Company shall be bound by the sole signature of its sole manager, and, in case of plurality of managers, by the joint signature of two managers. If the General Meeting of Shareholders decides to create two Classes of Managers (Class A and Class B), the Company will only be bound by the joint signature of any Class A Manager with any Class B Manager.

11.6 The manager, or in case of plurality of managers, any manager may sub-delegate his powers for specific tasks to one or several ad hoc agents. The manager, or in case of plurality of managers, the delegating manager will determine this agent’s responsibilities and remuneration (if any), the duration of the period of representation and any other relevant conditions of his agency.

Art. 12. Meetings of the Board of Managers.

12.1 A chairman pro tempore of the board of managers may be appointed by the board of managers for each board meeting of the Company. The chairman, if one is appointed, will preside at the meeting of the board of managers for which he has been appointed. The board of managers will appoint a chairman pro tempore, if one is appointed, by vote of the majority of the managers present or represented at the board meeting.

Genpact Luxembourg S. à r.l. p. 5

12.2 In the case of plurality of managers, the resolutions of the board of managers shall be adopted by the majority of the managers present or represented. The board of managers can deliberate or act validly only if at least the majority of its members is present or represented at a meeting of the board of managers.

12.3 In the case of plurality of managers, written notice of any meeting of the board of managers will be given to all managers, in writing or by telefax or electronic mail (e-mail), at least 24 (twenty-four) hours in advance of the hour set for such meeting, except in circumstances of emergency. A meeting of the board of managers can be convened by any manager. This notice may be waived if all the managers are present or represented, and if they state that they have been informed on the agenda of the meeting. Separate notice shall not be required for individual meetings held at times and places prescribed in a schedule previously adopted by a resolution of the board of managers.

12.4 A manager may act at a meeting of the board of managers by appointing in writing or by telefax or electronic mail (e-mail) another manager as his proxy. A manager may also participate in a meeting of the board of managers by conference call, videoconference or by other similar means of communication allowing all the managers taking part in the meeting to be identified and to deliberate. The participation by a manager in a meeting by conference call, videoconference or by other similar means of communication mentioned above shall be deemed to be a participation in person at such meeting and the meeting shall be deemed to be held at the registered office of the Company. The decisions of the board of managers will be recorded in minutes to be held at the registered office of the Company and to be signed by the managers attending, or by the chairman of the board of managers, if one has been appointed. Proxies, if any, will remain attached to the minutes of the relevant meeting.

12.5 Notwithstanding the foregoing, a resolution of the board of managers may also be passed in writing in which case the minutes shall consist of one or several documents containing the resolutions and signed by each and every manager.

The date of such circular resolutions shall be the date of the last signature. A meeting of the board of managers held by way of such circular resolutions is deemed to be held in Luxembourg.

Art. 13. Liability of the managers. The managers assume, by reason of their position, no personal liability in relation to any commitment validly made by them in the name of the Company, as long as such commitment is in compliance with the Articles as well as the applicable provisions of the Law.

Art. 14. Secretary.

14.1 The Board of Managers may appoint a secretary, either a manager or not, who shall be in charge of keeping and signing the minutes of the meetings of the Board of Managers (the Secretary).

14.2 The Secretary, if any is appointed, shall have the responsibility to act as clerk of the meetings of the Board of Managers and, to the extent practical, of the general meetings of the shareholders, and to keep the records and the minutes of the Board of Managers and of the general meetings of the shareholders and their transactions in a book to be kept for that purpose and to sign the minutes of the Board of Managers and of the general meetings of the shareholders, and he shall perform like duties for all committees of the Board of Managers, if any, when required.

Genpact Luxembourg S. à r.l. p. 6

14.3 The minutes of any meeting of the Board of Managers shall be signed by any of the following persons: (i) the chairman of the Board of Managers, (ii) any two managers present at such meeting or (iii) the Secretary, if any is appointed.

14.4 Copies or extracts of the minutes of the Board of Managers which may be produced in judicial proceedings or otherwise shall be signed by any of the following persons (i) the chairman of the Board, (ii) any two managers present at such meeting or (iii) the Secretary, if any is appointed.

Chapter IV.- General meetings of shareholders

Art. 15. Annual and extraordinary general meeting of the shareholders.

15.1 An annual general meeting of the shareholders shall be held at the registered office of the Company, or at such other place in the municipality of its registered office as may be specified in the notice of meeting. Any reference to the shareholders of the Company in these Articles shall be a reference to the sole shareholder of the Company, if the Company only has one shareholder.

15.2 Other general meetings of the shareholders may be held at such place and time as may be specified in the respective notices of meeting.

15.3 As long as the Company has no more than twenty-five (25) shareholders, resolutions of shareholders can, instead of being passed at general meetings, be passed in writing by all the shareholders. In this case, each shareholder shall be sent an explicit draft of the resolutions to be passed, and shall vote in writing (such vote to be evidenced by letter or telefax or electronic mail (e-mail) transmission).

Art. 16. Shareholders’ voting rights, quorum and majority.

16.1 Each shareholder may participate in general meetings of the shareholders irrespective of the number of shares which he owns.

16.2 The sole shareholder assumes all powers conferred to the general meeting of the shareholders.

16.3 Each shareholder has voting rights commensurate with his shareholding. Collective decisions are only validly taken insofar as they are adopted by shareholders owning more than half of the share capital. However, resolutions to alter the articles of association of the Company, to dissolve or liquidate and to merge the Company may only be adopted by the majority in number of the shareholders owning at least three quarters of the Company’s share capital and the nationality of the Company can only be changed by unanimous vote, subject to the provisions of the Law.

16.4 Each shareholder may appoint by proxy a representative who need not be a shareholder to represent him at any general meeting of the shareholders.

Chapter V.- Accounting year – Financial statements – Profit sharing

Art. 17. Accounting year. The Company’s accounting year starts on the 1 January and ends on 31 December of each year (the Accounting Year).

Art. 18. Financial statements. Each year the books are closed and the Board of Managers prepares the financial statements of the Company including the balance sheet, the profit and loss accounts and the notes to the accounts in accordance with the relevant Luxembourg legal provisions.

Art. 19. Inspection of documents. Each shareholder may inspect the above financial statements at the Company’s registered office.

Genpact Luxembourg S. à r.l. p. 7

Article 20. Appropriation of profits, reserves

The gross profits of the Company stated in the annual accounts, after deduction of general expenses, amortization and expenses represent the net profit. An amount equal to five percent (5%) of the net profis of the Company is allocated to a statutory reserve, until this reserve amounts to ten percent (10%) of the Company’s share capital (the “Legal Reserve”).

After allocation to the Legal Reserve, the shareholders shall determine how the remainder of the annual net profits will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders.

In any year in which the Company resolves to make dividend distributions, drawn from net profits and from available reserves derived from retained earnings, including any share premium, the amount allocated to this effect shall be distributed in the following order of priority:

•

First, the holders of class A shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point sixty per cent (0.60%) of the nominal value of the class A shares held by them, then,

•

the holders of class B shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point fifty-five per cent (0.55%) of the nominal value of the class B shares held by them, then,

•

the holders of class C shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point fifty per cent (0.50%) of the nominal value of the class C shares held by them, then,

•

the holders of class D shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point forty-five per cent (0.45%) of the nominal value of the class D shares held by them, then,

•

the holders of class E shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point forty per cent (0.40%) of the nominal value of the class E shares held by them, then,

•

the holders of class F shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point thirty-five per cent (0.35%) of the nominal value of the class F shares held by them, then

•

the holders of class G shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point thirty per cent (0.30%) of the nominal value of the class G shares held by them, then

•

the holders of class H shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point twenty-five per cent (0.25%) of the nominal value of the class H shares held by them, then

Should the whole last outstanding class of shares (by alphabetical order, e.g., initially the class H shares) have been repurchased and cancelled in accordance with Article 10 hereof at the time of the distribution, the remainder of any dividend distribution shall then be allocated to the preceding last outstanding class of shares in the reverse alphabetical order (e.g., initially the class H shares).

Genpact Luxembourg S. à r.l. p. 8

In compliance with the foregoing provisions, the manager or the board of managers may distribute interim dividends to the shareholders, under the following conditions:

•	Interim Accounts are established by the manager or the Board of Managers;

•	These accounts show a profit including profits carried forward or transferred to an extraordinary reserve;

•

The decision to pay interim dividends is taken by the board of managers; and The payment is made once the Company has obtained the assurance that the rights of the creditors of the Company are not threatened and once five percent (5%) of the net profit of the current year has been allocated to the Legal Reserve.

Chapter VI. - Dissolution - Liquidation

Art. 21. Persistence of the Company in the event of death, suspension of civil rights, insolvency or bankruptcy of the shareholders. The death, suspension of civil rights, insolvency or bankruptcy of the sole shareholder or of one of the shareholders will not terminate the Company to an end.

Art. 22. Dissolution. The shareholders must agree, in accordance with Article 16.3 of the present Articles, to the dissolution and the liquidation of the Company as well as the terms thereof.

Article 23. Liquidation

At the time of the dissolution of the Company, the liquidation will be carried out by one or several liquidators, whether shareholders or not, appointed by the general meeting of the shareholders who shall determine their powers and remuneration.

The surplus resulting from the realization of the assets and the payment of the liabilities shall be distributed among the shareholders so as to achieve on an aggregate basis the same economic result as the distribution rules set out for dividend distributions in Article 20 hereof.

Chapter VII.- Audit

Art. 24. Statutory auditor, external auditor.

24.1 In accordance with article 200 of the Law, the Company needs only to be audited by a statutory auditor if it has more than 25 (twenty-five) shareholders.

24.2 An external auditor (réviseur d’entreprises) needs to be appointed whenever the exemption provided by article 69 and 35 of the Luxembourg act dated 19 December 2002 on the trade and companies register and on the accounting and financial accounts of companies does not apply.

Chapter VIII.- Governing law

Art. 25. Reference to legal provisions. Reference is made to the provisions of the Law for all matters for which no specific provision is made in these articles of association.

In case of discrepancies between the English and the French texts, the English version will be prevailing.

Genpact Luxembourg S. à r.l. p. 9

Suit la version française du texte qui précède:

Chapitre I.- Nom - Curation - Objet - Siège social

Article 1. Nom – Définitions

Il existe une société à responsabilité limitée de droit luxembourgeois sous le nom de «Genpact Luxembourg S.à r.l.» (la « Société ») qui sera régie par les lois du Grand-Duché de Luxembourg et plus particulièrement par la loi du 10 aout 1915 concernant les sociétés commerciales, telle que modifiée (la « Loi ») ainsi que par les présents statuts (les « Statuts »).

Les mots et expressions suivants, lorsqu’ils sont utilisés dans les présents Statuts, ont la signification suivante :

« Montant Disponible » signifie le montant total des bénéfices nets de la Société (incluant les bénéfices reportés) dans la mesure où les associés auraient droit aux distributions de dividendes conformément à ces Statuts, augmenté par (i) toutes les réserves librement distribuables (incluant, afin d’éviter tout doute, la réserve du compte de prime d’émission) et (ii) le cas échéant le montant de la diminution du capital et de la réduction de la Réserve Légale relative au rachat et à l’annulation d’une classe de parts sociales, mais réduit de (i) toutes pertes (incluant les pertes reportées), et de (ii) toutes sommes devant être placées dans un compte de réserve conformément à la Loi ou à ces Statuts, chaque fois tel qu’indiqué dans les Comptes Intérimaires, afin que:

AA = (NP+P+CR) – (L+LR) Par laquelle:

AA = Montant Disponible

NP = bénéfices nets (incluant les bénéfices reportés)

P = toute réserve librement distribuable (incluant la réserve de compte de prime d’émission)

CR = le montant de la réduction de capital et de la réduction de la réserve légale relative à l’annulation d’une classe de parts sociales

L = les pertes (incluant les pertes reportées)

LR = toutes sommes devant être placées dans un compte de réserve conformément à la Loi ou à ces Statuts

« Valeur d’Annulation par Part Sociale » doit être calculée en divisant le Montant Total de l’Annulation devant être appliqué à la classe de parts sociales devant être rachetée et annulée par le nombre de parts sociales émises dans cette classe de parts sociales ;

« Comptes Intérimaires » signifie les comptes intérimaires de la Société établis en vertu des PCGR luxembourgeois à la Date des Comptes Intérimaires ;

« Date des Comptes Intérimaires » signifie la date n’excédant pas quatre-vingt-dix (90) jours avant la date du rachat et de l’annulation d’une classe de parts sociales ;

« Réserve Légale » a la signification donnée dans l’article 20 ; et

« Montant Total de l’Annulation » désigne le montant déterminé par le Conseil de Gérance approuvé par l’assemblée générale sur la base des Comptes Intérimaires concernés. Le Montant Total de l’Annulation doit être inférieur ou égal à la totalité du Montant Disponible au moment de l’annulation de la classe de parts sociales sauf décision contraire de l’assemblée générale de la manière prévue pour une modification des Statuts.

Genpact Luxembourg S. à r.l. p. 10

Art. 2. Objet social.

2.1 La Société peut accomplir toutes les opérations se rapportant directement ou indirectement à la prise de participations, sous quelque forme que ce soit, dans toute société, entreprise ou entité, ainsi qu’à l’administration, la gestion, le contrôle et le développement de ces participations, et à l’entrée dans des joint ventures de type contractuel ou visant à créer une société commune.

2.2 La Société peut constituer, administrer, développer et céder ses avoirs actuels et futurs notamment un portefeuille de titres, de participations ainsi que de droits de propriété intellectuelle (y compris mais non limités aux brevets et aux marques) de toute origine, participera la création, au développement et au contrôle de toute entreprise ou société, acquérir par investissement, souscription, prise ferme ou option d’achat tous titres, participations et droits de propriété intellectuelle (y compris mais non limités aux brevets et aux marques)et développer ces titres, participations et droits de propriété intellectuelle, pour les réaliser par voie de vente, transfert, échange ou autrement.

2.3 La Société peut détenir un portefeuille de créances qu’elle peut financer en intragroupe ou au moyen d’une source externe. Elle peut apporter une assistance y compris sous forme financière, par le biais de prêts, avances, sûretés sur tout ou partie de ses actifs (y compris par un gage) ou garanties au bénéfice de (i) sociétés dans lesquelles la Société détient directement ou indirectement des participations, notamment ses filiales, (ii) et/ou des sociétés appartenant au même groupe que la Société ainsi que toute société ou entreprise avec laquelle la Société entretient des relations commerciales ou (iii) à toute tierces parties.

2.4 La Société peut exercer toutes activités industrielles ou commerciales pouvant favoriser l’accomplissement de son objet social, et accomplir toutes opérations notamment de nature commerciale financière, et immobilière qu’elle estime nécessaires ou utiles à l’accomplissement et au développement de son objet social.

2.5 La Société peut emprunter auprès de ses filiales et/ou de sociétés liées à la Société et/ou de toute autre personne ou entité sous toutes les formes. Elle peut procéder à l’émission privée d’obligations et de titres de créance. Elle peut conclure tout type de contrat de prêt et peut émettre, au moyen d’un placement privé ou/et d’une offre publique, sinon par billets, obligations (sous forme nominative ou au porteur), des débentures ou tout autre type de titres de créance, (convertibles, non convertibles, échangeables ou sous toute autre forme) dans un ou plusieurs programmes d’émission.

Art. 3. Durée. La Société est constituée pour une durée illimitée.

Art. 4. Siège social.

4.1 Le siège social est établi à Luxembourg Ville.

4.2 Il peut être transféré en tout autre lieu du Grand-Duché de Luxembourg par simple décision d’une assemblée générale extraordinaire des associés. Il peut être transféré à l’intérieur de la commune par une décision du conseil de gérance.

4.3 La Société peut ouvrir des bureaux et succursales, que ce soient des établissements permanents ou non) à la fois au Grand-Duché de Luxembourg et à l’étranger.

Genpact Luxembourg S. à r.l. p. 11

Chapitre II.- Capital social

Article 5. Capital social

Le capital social de la Société est fixé à vingt-sept mille US Dollars (USD 26,000,-) divisé en:

•	cinq cents (500) parts sociales de classe A d’une valeur nominale de quarante US Dollars (USD 40,-) chacune, entièrement souscrites et libérées,

•	vingt-cinq (25) parts sociales de classe B d’une valeur nominale de quarante US Dollars (USD 40,-), entièrement souscrite et libérée,

•	vingt-cinq (25) parts sociales de classe C d’une valeur nominale de quarante US Dollars (USD 40,-), entièrement souscrite et libérée,

•	vingt-cinq (25) parts sociales de classe D d’une valeur nominale de quarante US Dollars (USD 40,-), entièrement souscrite et libérée,

•	vingt-cinq (25) parts sociales de classe E d’une valeur nominale de quarante US Dollars (USD 40,-), entièrement souscrite et libérée,

•	vingt-cinq (25) parts sociales de classe F d’une valeur nominale de quarante US Dollars (USD 40,-), entièrement souscrite et libérée, et

•	vingt-cinq (25) parts sociales de classe G d’une valeur nominale de quarante US Dollars (USD 40,-), entièrement souscrite et libérée, entièrement souscrites et libérées.

En plus du capital social, un compte de prime d’émission peut être établi auquel toutes les primes payées sur une part sociale en plus de sa valeur nominale seront transférées. L’avoir de ce compte de primes pourra être utilisé pour effectuer le remboursement en cas de rachat des parts sociales des associés par la Société, pour compenser des pertes nettes réalisées, pour effectuer des distributions aux associées, ou pour être affecté à la Réserve Légale.

Les droits et obligations attachés aux parts sociales de la Société sont identiques sauf stipulation contraire dans les Statuts ou dans la Loi. Chaque part sociale donne droit à une voix dans les délibérations des assemblées générales ordinaires ou extraordinaires ».

Article 6. Amendements du capital social

Le capital social de la Société peut être augmenté ou réduit, en une ou en plusieurs fois, par une résolution de l’associé unique ou des associés adoptée aux conditions de quorum et de majorité exigées par les Statuts ou, selon le cas, par la Loi de 1915 pour toute modification des Statuts, à la condition que (i) toute réduction du capital social de la Société soit permise conformément aux procédures de rachat et d’annulation de l’Article 10 ; (ii) toute augmentation du capital social (a) doit être faite proportionnellement dans chaque classe de parts sociales en circulation et (b) doit se traduire pour chaque associé par la détention d’une partie proportionnelle de chaque classe de parts sociales en circulation ; (iii) toute subdivision d’une classe de parts sociales en nouvelles classes de parts sociales doit se traduire pour chaque associé de l’ancienne classe de parts sociales indivise en une détention proportionnelle dans chaque nouvelle catégorie de parts sociales ainsi subdivisée, et (iv) toute combinaison ou regroupement de classes de parts sociales en une nouvelle classe de parts sociales doit se traduire pour chacun des associés des anciennes classes de parts sociales en une détention proportionnelle de la nouvelle classe de parts sociales ainsi combinée.

Genpact Luxembourg S. à r.l. p. 12

Article 7. Participations aux bénéfices

Chaque part sociale donne droit à une fraction des profits de la Société conformément aux règles de distribution indiquées à l’Article 20.

Art. 8. Parts sociales indivisibles. Les parts sociales sont indivisibles à l’égard de la Société qui ne reconnaît qu’un seul propriétaire pour chacune d’elles. Les copropriétaires indivis de parts sociales sont tenus de se faire représenter auprès de la Société par une seule et même personne.

Article 9. Transfert de parts sociales

9.1 Toues cessions de parts sociales détenues par l’associé unique sont libres.

9.2 En cas de pluralité d’associés, la cession de parts sociales inter vivos à des tiers non-associés doit être autorisée par l’assemblée générale des associés représentant au moins trois quarts du capital social. Une telle autorisation n’est pas requise pour une cession de parts sociales entre associés.

9.3 La cession de parts sociales mortis causa à des tiers non-associés doit être acceptée par les associés qui représentent trois quarts des droits appartenant aux survivants.

9.4 Les exigences des articles 189 et 190 de la Loi doivent être respectées. 9.5 Sans préjudice du droit de la Société de racheter une classe entière de ses propres parts sociales suivi de leur annulation immédiate conformément à l’Article 10, et nonobstant toute autre disposition des présentes, aucun associé ne peut vendre ou autrement transférer ses parts sociales d’une classe à toute personne, sans en même temps vendre ou transférer à une telle personne une quote-part proportionnelle dans chaque classe de parts sociales alors détenues par l’associé cédant. Tout associé qui souscrit ou autrement acquiert des parts sociales doit acquérir un montant proportionnel de chaque classe de parts sociales émises et en circulation.

Article 10. Rachat de parts sociales

Le capital social de la Société peut être réduit par le rachat et l’annulation d’une classe de parts sociales, dans son entièreté, mais non en partie, tel que cela pourra être déterminé de temps en temps par le Conseil de Gérance et approuvé par l’assemblée générale, à condition toutefois que la Société ne puisse à aucun moment racheter et annuler les parts sociales de classe A. En cas de rachats ou d’annulations de classes de parts sociales, ces annulations et rachats seront fait par ordre alphabétique inversé (en débutant par les parts sociales de classe H).

Dans le cas d’une réduction de capital par le rachat et l’annulation entière d’une classe de parts sociales, les associés de la classe de parts sociales annulée auront droit à une fraction du Montant Total de l’Annulation, au prorata de leur détention dans cette classe de parts sociales, tel que déterminé par le conseil de gérance et approuvé par l’assemblée générale à l’égard de la classe de parts sociales devant être rachetées, et les détenteurs des parts sociales de la classe rachetées et annulées recevront de la Société un montant égal à la Valeur d’Annulation par Part Sociale pour chaque part sociale de la classe détenue par eux et annulée.

Genpact Luxembourg S. à r.l. p. 13

Chapitre III.- Gérance

Art. 11. Gérants, conseil de gérance, pouvoirs des gérants, représentation de la Société

11.1 La Société est gérée par un ou plusieurs gérants. Si plusieurs gérants ont été désignés, ils formeront un conseil de gérance. Les Membres du conseil de gérance peuvent être divisés en deux classes, respectivement dénommés «Gérants de Classe A» et «Gérants de Classe B» Toute référence au conseil de gérance ou aux gérants dans les Statuts doit être entendue d’une référence au gérant unique de la Société si la Société n’a qu’un seul gérant.

11.2 Les gérants n’ont pas besoin d’être associés. Les gérants sont désignés, révoqués et remplacés par l’assemblée des associés, par une résolution adoptée par des associés représentant plus de la moitié du capital social.

11.3 Vis-à-vis des tiers, le ou les gérant(s) ont les pouvoirs les plus étendus pour agir au nom et pour le compte de la Société en toutes circonstances et pour exécuter et approuver les actes et opérations en relation avec l’objet social et sous réserve du respect des dispositions du présent article 11.

11.4 Tous les pouvoirs non expressément réservés par la loi ou les présents statuts à l’assemblée générale des associés sont de la compétence du gérant ou, en cas de pluralité de gérants, de la compétence du conseil de gérance.

11.5 En cas de gérant unique, la Société sera engagée par la seule signature du gérant, et en cas de pluralité de gérants, par la signature conjointe de deux membres quelconques du conseil de gérance. Dans le cas où l’Assemblée Générale des Actionnaires décide de créer deux Classes de gérants, (Classe A et Classe B), la Société sera engagée par la signature conjointe d’un Gérant de Classe A avec un Gérant de Classe B.

11.6 Le gérant unique ou, en cas de pluralité de gérants, tout gérant pourra déléguer ses compétences pour des opérations spécifiques à un ou plusieurs mandataires ad hoc. Le gérant unique ou, en cas de pluralité de gérants, le gérant qui délègue déterminera la responsabilité du mandataire et sa rémunération (si le mandat est rémunéré), la durée de la période de représentation et n’importe quelles autres conditions pertinentes de ce mandat.

Art. 12. Réunions du Conseil de Gérance.

12.1 Un président pro tempore du conseil de gérance peut être désigné par le conseil de gérance pour chaque réunion du conseil de gérance de la Société. Le président, si un président a été désigné, présidera la réunion du conseil de gérance pour laquelle il aura été désigné. Le conseil de gérance désignera un président pro tempore par vote de la majorité des gérants présents ou représentés lors du conseil de gérance.

12.2 En cas de pluralité de gérants, les décisions du conseil de gérance seront prises à la majorité des voix des gérants présents ou représentés. Le conseil de gérance peut délibérer ou agir valablement seulement si au moins la majorité de ses membres est présente ou représentée lors de la réunion du conseil de gérance.

12.3 En cas de pluralité de gérants, avis écrit de toute réunion du conseil de gérance sera donné à tous les gérants par écrit ou télécopie ou courriel (e-mail), au moins 24 (vingt-quatre) heures avant l’heure prévue pour la réunion, sauf s’il y a urgence. Une réunion du conseil de gérance pourra être convoquée par tout gérant. On pourra passer outre cette convocation si les gérants sont présents ou représentés au conseil de gérance et s’ils déclarent avoir été informés de l’ordre du jour. Une convocation spéciale ne sera pas requise pour une réunion du conseil de gérance se tenant à une heure et à un endroit déterminés dans une résolution préalablement adoptée par le conseil de gérance.

Genpact Luxembourg S. à r.l. p. 14

12.4 Tout gérant pourra se faire représenter en désignant par écrit ou par télécopie ou courriel (e-mail) un autre gérant comme son mandataire. Tout gérant peut participer à une réunion du conseil de gérance par conférence téléphonique, visioconférence ou par ou par tout autre moyen similaire de communication permettant à tous les gérants qui prennent part à la réunion d’être identifiés et de délibérer. La participation d’un gérant à une réunion du conseil de gérance par conférence téléphonique, visioconférence ou par ou par tout autre moyen similaire de communication auquel est fait référence ci-dessus sera considérée comme une participation en personne à la réunion et la réunion sera censé avoir été tenue au siège social. Les décisions du conseil de gérance seront consignées dans un procès-verbal qui sera conservé au siège social de la Société et signé par les gérants présents au conseil de gérance, ou par le président du conseil de gérance, si un président a été désigné. Les procurations, s’il y en a, seront jointes au procès-verbal de la réunion.

12.5 Nonobstant les dispositions qui précèdent, une décision du conseil de gérance peut également être prise par voie circulaire et résulter d’un seul ou de plusieurs documents contenant les résolutions et signés par tous les membres du conseil de gérance sans exception. La date d’une telle décision circulaire sera la date de la dernière signature. Une réunion du conseil de gérance tenue par voie circulaire sera considérée comme ayant été tenue à Luxembourg.

Art. 13. Responsabilité des gérants. Les gérants ne contractent, à raison de leur fonction, aucune obligation personnelle relativement aux engagements régulièrement pris par eux au nom de la Société, aussi longtemps que cet engagement est conforme aux Statuts et aux dispositions applicables de la Loi.

Art. 14. Secrétaire.

14.1 Le Conseil de Gérance peut nommer un secrétaire, ne devant pas nécessairement être un gérant, qui sera chargé de garder et signer les procès-verbaux des réunions du Conseil de Gérance (le Secrétaire).

14.2 Le Secrétaire, s’il en est nommé un, aura la responsabilité d’agir en tant que clerc des réunions du Conseil de Gérance et, dans la mesure du possible, des assemblées générales des associés, et de garder les procès-verbaux et les comptes-rendus du Conseil de Gérance et des assemblées générales des associés, et de toutes leurs transactions dans un registre tenu à cette fin, ainsi que de signer les procès-verbaux et les comptes-rendus du Conseil de Gérance et des assemblées générales des associés et il effectuera, si nécessaire, des tâches similaires pour tous les comités du Conseil de Gérance (s’il en existe).

14.3 Les procès-verbaux du Conseil de Gérance doivent être signés par la ou les personnes suivantes: (i) le président du Conseil de Gérance, (ii) deux gérants présent à la réunion ou (iii) le Secrétaire, s’il en est nommé un.

14.4 Les copies et les extraits qui doivent être présentées en justice ou à d’autre occasions doivent être signées par la ou les personnes suivantes: (i) le président du Conseil de Gérance, (ii) deux gérants présent à la réunion ou (iii) le Secrétaire, s’il en est nommé un.

Genpact Luxembourg S. à r.l. p. 15

Chapitre IV.- Assemblées générales des associés

Art. 15. Assemblées générale des associés.

15.1 Une assemblée générale annuelle de l’associé unique ou des associés se tiendra au siège social de la Société ou à tout autre endroit de la commune de son siège social à préciser dans la convocation à l’assemblée. Toute référence aux associés de la Sociétés dans les Statuts doit être entendue d’une référence à l’associé unique si la Société n’a qu’un seul associé.

15.2 D’autres assemblées générales de l’associé unique ou des associés peuvent être tenues aux lieux et places indiqués dans la convocation.

15.3 Tant que la Société n’a pas plus de vingt-cinq (25) associés, les résolutions de l’associé unique ou des associés pourront, au lieu d’être prises lors d’assemblées générales, être prises par écrit par tous les associés. Dans cette hypothèse, un projet explicite de la résolution ou des résolutions à prendre devra être envoyé à chaque associé, et chaque associé votera par écrit (ces votes pourront être produits par lettre, télécopie, ou courriel (e-mail)).

Art. 16. Droits de vote des associés, quorum et majorité.

16.1 Chaque associé peut participer aux décisions collectives quel que soit le nombre de parts qui lui appartiennent.

16.2 L’associé unique exerce les pouvoirs dévolus à l’assemblée des associés.

16.3 Chaque associé a un nombre de voix égal au nombre de parts qu’il possède ou représente. En cas de pluralité d’associés, les décisions collectives ne sont valablement prises que pour autant qu’elles ont été adoptées par des associés représentant plus de la moitié du capital social. Cependant, les résolutions modifiant les statuts de la Société, et celles statuant sur la dissolution, la liquidation ou la fusion de la Société ne pourront être prises que de l’accord de la majorité en nombre des associés représentant au moins les trois quarts du capital social et la nationalité de la Société ne pourra être changée que de l’accord unanime de tous les associés, sous réserve des dispositions de la Loi.

16.4 Chaque associé peut désigner par procuration un mandataire qui n’a pas besoin d’être associé pour le représenter aux assemblées générales des associés.

Chapitre V.- Année sociales - Bilan - Répartition

Art. 17. Année sociale. L’année sociale de la Société commence le 1er janvier et se termine le 31 décembre de chaque année.

Art. 18. Comptes annuels. Chaque année, les livres sont clos et le Conseil de Gérance prépare les états financiers de la Société comprenant le bilan, le compte de pertes et profits et les notes relatives aux comptes, conformément aux dispositions légales en vigueur au Luxembourg.

Art. 19. Inspection de documents. Tout associé peut prendre connaissance de l’inventaire et du bilan au siège social de la Société.

Article 20. Distribution des bénéfices, réserves

Les profits bruts de la Société, constatés dans les comptes annuels, déduction faite des frais généraux, amortissements et charges, constituent le bénéfice net. Sur le bénéfice net, il est prélevé cinq pourcent (5%) pour la constitution d’un fonds de réserve jusqu’à ce que celui-ci atteigne dix pourcent (10%) du capital social (la « Réserve Légale »).

Genpact Luxembourg S. à r.l. p. 16

Après dotation de la Réserve Légale, les associés détermineront comment le solde des bénéfices annuels nets sera employé en allouant tout ou partie du solde à un compte de réserve ou de provision, en le reportant à l’exercice suivant ou en le distribuant avec les bénéfices reportés, les réserves distribuables ou la prime d’émission aux associés, chaque part sociale donnant droit à la même proportion dans ces distributions.

Chaque année où la Société décide de procéder à des distributions de dividendes, à partir des bénéfices nets et des réserves disponibles issues de bénéfices non distribués, incluant toute prime d’émission, le montant attribuable à cet effet sera distribué suivant l’ordre de priorité suivant:

•

Tout d’abord, les détenteurs de parts sociales de classe A auront droit pour chaque année considérée à une distribution de dividendes égale à zéro virgule soixante pour cent (0,60%) de la valeur nominale de leurs parts sociales de classe A; ensuite,

•

les détenteurs de parts sociales de classe B auront droit pour chaque année considérée à une distribution de dividendes égale à zéro virgule cinquante-cinq pour cent (0,55%) de la valeur nominale de leurs parts sociales de classe B; ensuite,

•

les détenteurs de parts sociales de classe C auront droit pour chaque année considérée à une distribution de dividendes égale à zéro virgule cinquante pour cent (0,50%) de la valeur nominale de leurs parts sociales de classe C; ensuite,

•

les détenteurs de parts sociales de classe D auront droit pour chaque année considérée à une distribution de dividendes égale à zéro virgule quarante-cinq pour cent (0,45%) de la valeur nominale de leurs parts sociales de classe D; ensuite,

•

les détenteurs de parts sociales de classe E auront droit pour chaque année considérée à une distribution de dividendes égale à zéro virgule quarante pour cent (0,40%) de la valeur nominale de leurs parts sociales de classe E; ensuite,

•

les détenteurs de parts sociales de classe F auront droit pour chaque année considérée à une distribution de dividendes égale à zéro virgule trente-cinq pour cent (0,35%) de la valeur nominale de leurs parts sociales de classe F; ensuite,

•

les détenteurs de parts sociales de classe G auront droit pour chaque année considérée à une distribution de dividendes égale à zéro virgule trente pour cent (0,30%) de la valeur nominale de leurs parts sociales de classe G; ensuite,

•

les détenteurs de parts sociales de classe H auront droit pour chaque année considérée à une distribution de dividendes égale à zéro virgule vingt-cinq pour cent (0,25%) de la valeur nominale de leurs parts sociales de classe H; ensuite,

Si l’entièreté de la dernière catégorie de parts sociales (par ordre alphabétique, par exemple les parts sociales de classe H) a été annulée à la suite de son remboursement, rachat ou autre au moment de la distribution, le reste de toute distribution de dividendes devra alors être attribué à la dernière classe de parts sociales la précédant dans l’ordre alphabétique inversé (par exemple, initialement, les parts sociales de classe H).

Conformément aux dispositions ci-dessus, le Conseil de Gérance peut décider d’attribuer des dividendes intérimaires sous réserve du respect des conditions suivantes :

•	Des comptes intérimaires doivent être établis par le Conseil de Gérance ;

•	Ces comptes intérimaires, les bénéfices reportés ou affectés à une réserve extraordinaire y inclus, font apparaître un bénéfice ;

Genpact Luxembourg S. à r.l. p. 17

•	Le gérant ou le Conseil de Gérance est seul compétent pour décider de la distribution d’acomptes sur dividendes ; et

Le paiement n’est effectué par la Société qu’après avoir obtenu l’assurance que les droits des créanciers ne sont pas menacés et une fois que cinq pour cent (5%) du profit net de l’année en cours a été attribué à la Réserve Légale.

Chapitre VI.- Dissolution - Liquidation

Art. 21. Persistance de la Société en cas de décès, interdiction, faillite ou déconfiture des associés

Le décès, l’interdiction, la faillite ou la déconfiture de l’associé unique, sinon d’un des associés, ne mettent pas fin à la Société.

Art. 22. Dissolution. Les associés doivent donner leur accord conformément aux dispositions de l’article 16.3 des Statuts à la dissolution et à la liquidation de la Société et fixer les modalités y relatives.

Article 23. Liquidation

Lors de la dissolution de la Société, la liquidation sera faite par un ou plusieurs liquidateurs, associés ou non, nommés par les associés qui fixeront leurs pouvoirs et leurs émoluments.

Le surplus résultant de la réalisation des actifs et le paiement du passif, sera partagé entre les associés de manière à parvenir sur une base globale au même résultat économique que les règles de répartition prévues pour les distributions de dividendes à l’Article 20 des Statuts.

Chapitre VII.- Vérification des comptes

Art. 24. Commissaire aux comptes, réviseur d’entreprises.

24.1 Conformément à l’article 200 de la Loi, la Société doit être contrôlée par un commissaire aux comptes seulement si elle a plus de 25 (vingt-cinq) associés.

24.2 Un réviseur d’entreprises doit être nommé si l’exemption prévue aux articles 69 et 35 de la Loi du 19 décembre concernant le registre de commerce et des sociétés ainsi que la comptabilité et les comptes annuels des entreprises n’est pas applicable.

Chapitre VIII.- Loi applicable

Art. 25. Référence aux dispositions légales. Pour tout ce qui n’est pas réglé par les présents statuts, les associés s’en réfèrent aux dispositions légales de la Loi.

En cas de divergence entre le texte anglais et le texte français, la version anglaise fait foi.

POUR STATUTS COORDONNES

Echternach, le 28 janvier 2021

Le notaire

Henri BECK

Genpact Luxembourg S. à r.l. p. 18